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                                                                       Exhibit 7


                                 EMPLOYMENT AGREEMENT

This Agreement is as of 1st day of January, 1997, between Fix-Corp International, Inc. ("Company") and Gary DeLaurentiis, (the "Employee") declare as their mutual intent and purpose as follows.

                                       RECITALS

Whereas the Company desires to engage the Employee to perform services for the Company, Fix-Corp., as well as its present subsidiary Fix-Cor Industries, Inc., or any future parent or subsidiary company of Fix-Corp., or any affiliate of Fix-Corp International, Inc. And Fix-Cor Industries, Inc.; and

Whereas, the Employee desires to perform such services on the terms and conditions hereinafter set forth.

Now, therefore, in exchange for the above covenants and with both parties intending to be legally bound, the Gary DeLaurentiis agrees to become an Employee of Fix-Corp. pursuant to the terms and conditions set forth below.

1.  TERM

The Company agrees to employ Employee and the Employee agrees to serve, pursuant to the terms and conditions of this Agreement for a period commencing on January 1, 1997, and ending five years thereafter, or such shorter period as may be provided for herein. The period during which Employee is employed hereunder is hereafter referred to as the "Employment Period."


2.  DUTIES AND SERVICES

(a) During the Employment Period, Employee shall be employed in the business of the Company and shall also perform services in a responsible executive or managerial capacity for any of the other subsidiaries or affiliates of the Company, or by any of its subsidiaries or affiliates. In performance of his duties, Employee shall be subject to the direction of the Board of Directors of the Company and of the Board of its subsidiaries and/or affiliates. Employee agrees to his employment as described in this Section 2 and agrees to devote all of his time and efforts to the performance of his duties under this Agreement. Employee shall make himself available to travel as the needs of the business require.


(b) It is agreed that Employee will serve on the Board of Directors of Fix-Corp. And with the title of President of Fixcor, Inc.

(c) It is further agreed that the employee will serve on the Board of Directors of every subsidiary and affiliate of the Company, both presently existing and to be acquired in the future, with such responsibilities and duties as the Board of Directors of every subsidiary and affiliate of the Company shall formulate and determine, along with such job titles.


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3.  COMPENSATION

As full compensation for the services hereunder, the Company shall pay Employee during the employment period, a salary payable in equal semi-monthly or monthly installments at the annual rate of $125,000 in the first, second, third, fourth, and fifth years. In addition, subject to approval of the Company's Board of Directors, the Employee shall receive a bonus each year on an annual or quarterly basis.


4.  FRINGE BENEFITS

    a. The Employee shall be entitled to two weeks paid vacation during each 6 month period he is employed by the Company.


    b. The Employee shall be entitled to two weeks paid sick leave during each year he is employed by the Company.

    c. The Employee shall be entitled to paid Holidays on those days recognized by the United States Federal Government.

    d. The Employee shall receive health and dental insurance for himself and his family.

    e. The Employee shall receive an automobile allowance in the amount of $500.00 per month. The Employee will receive reasonable car phone expenses and reasonable automotive repair and maintenance expenses.

5.  REPRESENTATIONS AND WARRANTIES

(a) Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

(b) Employee represents that he is not subject to any judgement or decree, the effect of which would prohibit, limit or otherwise restrict the employment of the Employee by the Company pursuant to the terms of this Agreement.

6.  NONCOMPETITION

In view of the unique and valuable services it is expected Employee will render to the Company, and Employee's industry contacts, knowledge of customers, trade secrets and other proprietary information relating to the business of Fix-Corp., the Employee agrees:


(a) During the period Employee is employed by Fix-Corp. or any of the related companies referenced under this Agreement, he will not otherwise engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee,


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owner, or partner of, any other business or organization, whether or not such business or organization now is or shall then be competing with Fix-Corp. Or any of its related companies; and

(b) For a period of one year after he ceases to be employed by Fix-Corp. or any of its related companies pursuant to this Agreement or otherwise, the Employee shall not directly or indirectly compete with or be engaged in the same business as Fix-Corp. or any of its related companies, or be employed by, or act as consultant or lender to, or be a director, officer, employee, owner, or partner of, any business or organization which, at the time of such cessation, directly or indirectly competes with or is engaged in the same business as Fix-Corp. or any of its related corporation.

7.  PATENTS, COPYRIGHTS, TECHNOLOGICAL INVENTIONS

Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Employee now or hereafter during the period Employee is employed by any of the Conglomerates corporations under this Agreement or otherwise may own or develop relating to the fields in which any of the Conglomerates Corporations may then be engaged shall belong to the Company, and forthwith upon request of the Company Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to such inventions free and clear of all liens, charges, and encumbrances.

8.  CONFIDENTIAL INFORMATION

All confidential information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the period Employee is employed by Fix-Corp., or any of its related companies under this Agreement or otherwise relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Fix-Corp. or any of its related companies or of any customer or supplier of any other person or entity either during or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the Company, in each case without prior written permission of the Company or, at the election at any time of Fix-Corp., without the prior written permission of Fix-Corp., Employee shall deliver to the Company all tangible evidence of such confidential information prior to or at the termination of his employment.

9.  TERMINATION

Notwithstanding anything herein contained, if on or after the date this Agreement is executed and prior to the end of the Employment Period,


(a) Either (i) Employee shall be physically or mentally incapacitated or disable or otherwise unable fully to discharge his duties hereunder for a period of three months, (ii) Employee shall be convicted of a crime, (iii) Employee shall commit any act or omit to take any action in bad faith and to the detriment of any of the companies, (or) (iv) Employee shall breach any term of this Agreement and fail to correct such breach within ten days after commission of the same, then, and in each such case, the Company shall have the right to give notice of termination of Employee's


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services hereunder as of a date (not earlier than ten days from such notice) to be specified in such notice and this Agreement shall terminate on the date so specified; or

(b) Employee shall die, then this Agreement terminates on his death,

whereupon Employee or his estate, as the case may be, shall be entitled to receive only his salary at the rate provided in Section 3 to the date on which termination shall take effect. Nothing contained in this Section 10 shall be deemed to limit any other right the Company may have to terminate Employee's employment hereunder upon any ground permitted by law.

10. MERGER, CONSOLIDATION, SALE OF ASSETS

In the event of a future disposition of (or including) the properties and business of the Company, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Company may elect:


(a) To assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation; provided that such corporation shall assume in writing all of the obligations of the Company hereunder, and provided, further, that the Company (if and so longer as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of an unjustified failure of the acquiring corporation to perform its obligations under this Agreement; or

(b) In addition to its other rights of termination, to terminate this Agreement upon at least 30 days' written notice by paying Employee the compensation at the rate provided in Section 3 to the date on which such termination shall take effect.

11. SURVIVAL

The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment.


12. MODIFICATION

This agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and this agreement also supersedes all existing agreements with Fix-Corp. and Gary DeLaurentiis concerning such subject matter, and may be modified only by a written instrument duly executed by each party.


13. NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or such other address as the party shall have furnished in writing in accordance with the provision of Section 14). Any notice given to the Company shall be sufficient if addressed to


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Employee as provided in this Section 14.  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.


14. WAIVER

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a wavier or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.


15. BINDING EFFECT

Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 10.


16. NO THIRD PARTY BENEFICIARIES

This agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this agreement (except as provided in Section 15).


17. HEADINGS

The headings in this agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this agreement.


18. COUNTERPARTS; GOVERNING LAW

This agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws.


IN WITNESS WHEREOF, the parties have duly executed this agreement on the date (or dates) set forth below.


FIX-CORP INTERNATIONAL, INC.      GARY DELAURENTIIS

                                  /s/ Gary Delaurentiis
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DATED:                                           DATED: 1-1-97
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